EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69624) pertaining to the Seventh Amended and Restated Stock Purchase and Savings Program of Owens-Illinois, Inc. of our report dated June 28, 2013, with respect to the financial statements and supplemental schedule of the Seventh Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio
June 28, 2013